    Exhibit 99.1
Uber Announces Results for Fourth Quarter and Full Year 2022

Gross Bookings grew 19% year-over-year and 26% year-over-year on a constant currency basis
Mobility Gross Bookings, Adjusted EBITDA and Adjusted EBITDA margin at all-time quarterly highs

SAN FRANCISCO – February 8, 2023 – Uber Technologies, Inc. (NYSE: UBER) today announced financial results for the quarter and full year ended December 31, 2022.
Financial Highlights for Fourth Quarter 2022
•Gross Bookings grew 19% year-over-year (“YoY”) to $30.7 billion, or 26% on a constant currency basis, with Mobility Gross Bookings of $14.9 billion (+31% YoY or +37% YoY constant currency) and Delivery Gross Bookings of $14.3 billion (+6% YoY or +14% YoY constant currency). Trips during the quarter grew 19% YoY to 2.1 billion, an all-time quarterly high, or approximately 23 million trips per day on average.
•Revenue grew 49% YoY to $8.6 billion, or 59% on a constant currency basis, with Revenue growth significantly outpacing Gross Bookings growth due to a change in the business model for our UK Mobility business and the acquisition of Transplace by Uber Freight.
•Net income attributable to Uber Technologies, Inc. was $595 million, which includes a $756 million net benefit (pre-tax) primarily due to net unrealized gains related to the revaluation of Uber’s equity investments.
•Adjusted EBITDA of $665 million, up $579 million YoY. Adjusted EBITDA margin as a percentage of Gross Bookings was 2.2%, up from 0.3% in Q4 2021. Incremental margin as a percentage of Gross Bookings was 11.9% YoY.
•Net cash used in operating activities was $244 million and free cash flow, defined as net cash flows from operating activities less capital expenditures, was $(303) million. Through 2022, net cash provided by operating activities was $642 million, and free cash flow was $390 million. Net cash from operating activities and free cash flow during Q4 2022 and full year 2022 were impacted by a cash outflow of approximately $733 million (GBP 613 million), related to the previously disclosed HMRC VAT claims settlement in the UK. Excluding this settlement, free cash flow would have been $430 million and $1.1 billion in Q4 2022 and full year 2022, respectively.
•Unrestricted cash, cash equivalents, and short-term investments were $4.3 billion at the end of the fourth quarter.

“We ended 2022 with our strongest quarter ever, with robust demand and record margins,” said Dara Khosrowshahi, CEO. “Our global scale and unique platform advantages position us well to accelerate this momentum into 2023.”

"In 2022, we significantly exceeded our profitability outlook, with an incremental margin of 10%,” said Nelson Chai, CFO. “Our outlook for a Gross Bookings and Adjusted EBITDA step up in Q1 builds on that progress, and sets us up for yet another record year."

Outlook for Q1 2023
For Q1 2023, we anticipate:
•Gross Bookings to grow 20% to 24% YoY on a constant currency basis, with an expected 3 percentage point currency headwind, translating to a range of $31.0 billion to $32.0 billion
•Adjusted EBITDA of $660 million to $700 million

Financial and Operational Highlights for Fourth Quarter 2022

	Three Months Ended December 31,
(In millions, except percentages)	2021	2022	% Change	% Change (Constant Currency (1))

Monthly Active Platform Consumers (“MAPCs”)	118	131	11%
Trips	1,769	2,104	19%
Gross Bookings	$25,866	$30,749	19%	26%
Revenue	$5,778	$8,607	49%	59%
Net income attributable to Uber Technologies, Inc. (2)	$892	$595	(33)%
Adjusted EBITDA (1)	$86	$665	**
Net cash used in operating activities (3)	$(107)	$(244)	(128)%
Free cash flow (1), (3)	$(187)	$(303)	(62)%
Free cash flow, excluding HMRC VAT claims settlement (1)	$(187)	$430	**
(1) See “Definitions of Non-GAAP Measures” and “Reconciliations of Non-GAAP Measures” sections herein for an explanation and reconciliations of non-GAAP measures used throughout this release.
(2) Net income includes a $1.2 billion net benefit (pre-tax) and a $756 million net benefit (pre-tax) from revaluations of Uber’s equity investments in Q4 2021 and Q4 2022, respectively.
(3) Net cash used in operating activities and free cash flow for Q4 2022 includes an approximately $733 million (GBP 613 million) cash outflow related to the settlement of outstanding HMRC VAT claims for periods prior to our UK business model change on March 14, 2022.
** Percentage not meaningful.

Full Year 2022 Financial and Operational Highlights

	Year Ended December 31,
(In millions, except percentages)	2021	2022	% Change	% Change (Constant Currency (1))

Trips	6,368	7,642	20%
Gross Bookings	$90,415	$115,395	28%	33%
Revenue	$17,455	$31,877	83%	90%
Net loss attributable to Uber Technologies, Inc. (2)	$(496)	$(9,141)	**
Mobility Adjusted EBITDA	$1,596	$3,299	107%
Delivery Adjusted EBITDA	$(348)	$551	**
Adjusted EBITDA (1)	$(774)	$1,713	**
Net cash provided by (used in) operating activities (3)	$(445)	$642	**
Free cash flow (1), (3)	$(743)	$390	**
Free cash flow, excluding HMRC VAT claims settlement (1)	$(743)	$1,123	**
(1) See “Definitions of Non-GAAP Measures” and “Reconciliations of Non-GAAP Measures” sections herein for an explanation and reconciliations of non-GAAP measures used throughout this release.
(2) Net loss includes a $1.1 billion net benefit (pre-tax) and a $7.0 billion net headwind (pre-tax) from revaluations of Uber’s equity investments in 2021 and 2022, respectively.
(3) Net cash used in operating activities and free cash flow for the year ended December 31, 2021 benefited by a net amount of $1.0 billion as a result of cash impacts related to a legacy auto insurance transfer.
Net cash provided by operating activities and free cash flow for the year ended December 31, 2022 includes an approximately $733 million (GBP 613 million) cash outflow related to the settlement of outstanding HMRC VAT claims for periods prior to our UK business model change on March 14, 2022.
** Percentage not meaningful.

Results by Offering and Segment
Gross Bookings

	Three Months Ended December 31,
(In millions, except percentages)	2021	2022	% Change	% Change (Constant Currency)

Gross Bookings:
Mobility	$11,340	$14,894	31%	37%
Delivery	13,444	14,315	6%	14%
Freight (1)	1,082	1,540	42%	43%
Total	$25,866	$30,749	19%	26%
(1) Beginning in Q4 2021, Freight Gross Bookings include contributions from the acquisition of Transplace which closed on November 12, 2021.

Revenue

	Three Months Ended December 31,
(In millions, except percentages)	2021	2022	% Change	% Change (Constant Currency)

Revenue:
Mobility (1)	$2,278	$4,136	82%	94%
Delivery (2)	2,420	2,931	21%	33%
Freight (3)	1,080	1,540	43%	43%
Total	$5,778	$8,607	49%	59%
(1) Mobility Revenue in Q4 2022 benefited by a net amount of $1.2 billion from business model changes in the UK.
(2) Delivery Revenue in Q4 2021 and Q4 2022 benefited from business model changes in some countries that classify certain payments and incentives as cost of revenue by $548 million and $686 million, respectively.
(3) Freight Revenue includes contributions from the acquisition of Transplace which closed on November 12, 2021.

Take Rates

	Three Months Ended December 31,
	2021	2022

Mobility (1)	20.1%	27.8%
Delivery (2)	18.0%	20.5%
(1) Mobility Take Rate in Q4 2022 includes an 800 bps net benefit from business model changes in the UK. Excluding this impact, Mobility Take Rate would be 19.8%. Mobility Take Rate was also adversely impacted by pass-through fuel surcharges implemented through Q4 2022 in various markets globally.
(2) Delivery Take Rate in Q4 2021 and Q4 2022 benefited from business model changes in some countries that classify certain payments and incentives as cost of revenue by 410 bps and 480 bps, respectively.

Adjusted EBITDA and Segment Adjusted EBITDA

	Three Months Ended December 31,
(In millions, except percentages)	2021	2022	% Change

Segment Adjusted EBITDA:
Mobility	$575	$1,012	76%
Delivery	25	241	**
Freight	(25)	(8)	68%
Corporate G&A and Platform R&D (1), (2)	(489)	(580)	(19)%
Adjusted EBITDA (3)	$86	$665	**
(1) Excludes stock-based compensation expense.
(2) Includes costs that are not directly attributable to our reportable segments. Corporate G&A also includes certain shared costs such as finance, accounting, tax, human resources, information technology and legal costs. Platform R&D also includes mapping and payment technologies and support and development of the internal technology infrastructure. Our allocation methodology is periodically evaluated and may change.
(3) “Adjusted EBITDA” is a non-GAAP measure as defined by the SEC. See “Definitions of Non-GAAP Measures” and “Reconciliations of Non-GAAP Measures” sections herein for an explanation and reconciliations of non-GAAP measures used throughout this release.
** Percentage not meaningful.

Revenue by Geographical Region

	Three Months Ended December 31,
(In millions, except percentages)	2021	2022	% Change

United States and Canada ("US&CAN") (1)	$3,613	$4,976	38%
Latin America ("LatAm")	419	547	31%
Europe, Middle East and Africa ("EMEA") (2)	995	2,092	110%
Asia Pacific ("APAC")	751	992	32%
Total	$5,778	$8,607	49%
(1) Beginning in Q4 2021, US&CAN Revenue includes contributions from the acquisition of Transplace which closed on November 12, 2021.
(2) EMEA Revenue in Q4 2022 benefited by an amount of $1.2 billion from Mobility business model changes in the UK.

Financial Highlights for the Fourth Quarter 2022 (continued)
Mobility
•Gross Bookings of $14.9 billion: Mobility Gross Bookings grew 37% YoY on a constant currency basis. On a sequential basis, Mobility Gross Bookings grew 9% quarter-over-quarter (“QoQ”), with growth in all geographic regions.
•Revenue of $4.1 billion: Mobility Revenue grew 82% YoY and 8% QoQ. The YoY increase was primarily driven by a $1.2 billion benefit related to a UK business model change that classifies most driver payments and incentives as cost of revenue. Mobility Take Rate of 27.8% increased 770 bps YoY and decreased 10 bps QoQ. The UK business model change impacting revenue represented an 800 bps net benefit to Take Rate in the quarter. Additionally, Mobility Take Rate was adversely impacted by pass-through fuel surcharges implemented through Q4 2022 in various markets globally.
•Adjusted EBITDA of $1.0 billion: Mobility Adjusted EBITDA increased $437 million YoY and $114 million QoQ. Mobility Adjusted EBITDA margin was 6.8% of Gross Bookings compared to 5.1% in Q4 2021 and 6.6% in Q3 2022. Mobility Adjusted EBITDA margin improvement YoY was primarily driven by better cost leverage from higher volume and a meaningful reduction in driver supply investments.
Delivery
•Gross Bookings of $14.3 billion: Delivery Gross Bookings grew 14% YoY on a constant currency basis. Delivery Gross Bookings in US & Canada were up 14% YoY and in all other markets were up 15% YoY on a constant currency basis.

•Revenue of $2.9 billion: Delivery Revenue grew 21% YoY and 6% QoQ. Take Rate of 20.5% grew 250 bps YoY and grew 30 bps QoQ. Business model changes in some countries that classify certain payments and incentives as cost of revenue benefited Delivery Take Rate by 480 bps in the quarter (compared to 410 bps benefit in Q4 2021 and 500 bps benefit in Q3 2022).
•Adjusted EBITDA of $241 million: Delivery Adjusted EBITDA grew $216 million YoY and $60 million QoQ, driven by higher volumes, increased Advertising revenue, and improved network efficiencies. Delivery Adjusted EBITDA margin as a percentage of Gross Bookings reached 1.7%, compared to 0.2% in Q4 2021 and 1.3% in Q3 2022.
Freight
•Revenue of $1.5 billion: Freight Revenue grew 43% YoY and declined 12% QoQ. Freight Revenue includes contributions from the acquisition of Transplace which closed on November 12, 2021.
•Adjusted EBITDA loss of $8 million: Freight Adjusted EBITDA grew $17 million YoY but declined $9 million QoQ. Freight Adjusted EBITDA margin as a percentage of Gross Bookings improved 1.8 percentage points YoY to (0.5)% driven by increased marketplace efficiency on our digital platform and strong sales momentum in our Transportation Management business.
Corporate
•Corporate G&A and Platform R&D: Corporate G&A and Platform R&D expenses of $580 million, compared to $489 million in Q4 2021, and $564 million in Q3 2022. On a YoY basis, Corporate G&A and Platform R&D remained flat as a percentage of Gross Bookings.
GAAP and Non-GAAP Costs and Operating Expenses
•Cost of revenue excluding D&A: GAAP cost of revenue equaled non-GAAP cost of revenue and was $5.3 billion, representing 17.3% of Gross Bookings, compared to 12.0% and 17.7% in Q4 2021 and Q3 2022, respectively. On a YoY basis, non-GAAP cost of revenue as a percentage of Gross Bookings increased due to the classification of certain Delivery and Mobility payments as cost of revenue attributable to business model changes in some countries and the acquisition of Transplace.
•GAAP and Non-GAAP operating expenses (Non-GAAP operating expenses exclude certain amounts as further detailed in the “Reconciliations of Non-GAAP Measures” section):
◦Operations and support: GAAP operations and support was $605 million. Non-GAAP operations and support was $564 million, representing 1.8% of Gross Bookings, compared to 2.0% in both Q4 2021 and Q3 2022. On a YoY basis, non-GAAP operations and support as a percentage of Gross Bookings decreased due to improved fixed cost leverage.
◦Sales and marketing: GAAP sales and marketing was $1.1 billion. Non-GAAP sales and marketing was $1.1 billion, representing 3.6% of Gross Bookings, compared to 4.8% and 3.9% in Q4 2021 and Q3 2022, respectively. On a YoY basis, non-GAAP sales and marketing as a percentage of Gross Bookings decreased due to a decrease in consumer discounts, rider facing loyalty expense, promotions, credits and refunds.
◦Research and development: GAAP research and development was $747 million. Non-GAAP research and development was $452 million, representing 1.5% of Gross Bookings, compared to 1.4% and 1.6% in Q4 2021 and Q3 2022, respectively. As a percentage of Gross Bookings, non-GAAP research and development increased on a YoY basis due to higher employee costs, but decreased on a QoQ basis with slower headcount growth.
◦General and administrative: GAAP general and administrative was $745 million. Non-GAAP general and administrative was $523 million, representing 1.7% of Gross Bookings, compared to 1.8% and 1.7% in Q4 2021 and Q3 2022, respectively. On a YoY basis, non-GAAP general and administrative as a percentage of Gross Bookings decreased due to improved fixed cost leverage.
Operating Highlights for the Fourth Quarter 2022
Platform
•Monthly Active Platform Consumers (“MAPCs”) reached 131 million: MAPCs grew 11% YoY and 6% QoQ to 131 million, driven by continued improvement in consumer activity for our Mobility offerings. Mobility MAPCs reached an all-time high of over 100 million.
•Trips of 2.1 billion: Trips on our platform grew 19% YoY and 8% QoQ, driven by Mobility and Delivery growth.
•Membership: Launched our single cross-platform membership program, Uber One, in Chile, France, Japan, Spain and Taiwan. Uber One is now available across 12 countries. In addition, announced a new offer for Capital One cardholders to get up to 24 months of free Uber One plus 10x cash back benefits. Our global member base nearly doubled YoY to nearly 12 million members.
•Earners reached an all-time high of 5.4 million: Monthly active drivers and couriers on Uber reached 5.4 million. Expanded the rollout of Upfront Pricing and Upfront Destination information to earners outside the US, starting with EMEA.
•Advertising: Expanded Journey Ads, our Mobility in-app ad format, now available in eight markets. Active advertising merchants during the quarter exceeded 315K. Our revenue run-rate from Advertising exceeded $500 million.
•France platform work agreement: Signed the first ever sectoral bargaining agreement for drivers in the Private Hire Vehicle industry in France, guaranteeing a minimum revenue per trip for drivers no matter which application they use, creating a level playing field across taxi and ride-hailing platforms. This agreement marks an important step towards protecting drivers’ earnings while maintaining their independent worker status.
•Motional robotaxi service launch: Announced the launch of Motional’s public robotaxi service, marking the first time public riders can access a Motional autonomous vehicle (“AV”) on Uber’s network, starting with Las Vegas before expanding at a future date to Los Angeles, CA. This launch follows the recent announcement of a 10-year framework agreement that is expected to create one of the largest deployments of AVs on a major ride-hail network.
•Cartken partnership: Announced a partnership with Cartken for food deliveries via automated robots in Miami, FL. Uber Eats consumers in Miami will have the opportunity to have orders delivered by Cartken's self-driving robot.
Mobility
•Earner safety: Announced a suite of new product features geared toward driver safety, including reducing left turns, intersection alerts, and audio recording.
•Uber Travel expansion: Expanded Uber Travel to over 10,000 cities throughout the world, including all major US & Canada cities. Uber Travel enables consumers to easily link hotel, flight and restaurant reservations to the Uber app and reserve rides for entire itineraries using Uber Reserve.
•Uber Charter expansion: Expanded Uber Charter to over 20 major US cities, allowing consumers to book a party bus, passenger van or coach bus directly in the Uber app or on the web.
•Uber Carshare launch: Launched Uber Carshare in Australia, following the acquisition of Car Next Door, offering easy access to cars nearby when consumers want to drive themselves.
•Uber Explore partnerships: Launched new partnerships with Viator and OpenTable to browse and book experiences within the Uber app.
•Electric Vehicle (“EV”) partnerships: Expanded partnership with Hertz in January to make up to 25,000 EVs available to drivers on Uber’s platform to rent across Europe by 2025. In addition, announced that through our partnership, rental company Localiza Zarp will launch new charging stations for EVs in São Paulo with the intention to make it easier for drivers to use and charge their vehicles.
Delivery
•Growth metrics: Delivery continued to demonstrate stable consumer, merchant and courier metrics even as the macroeconomic environment softened around the world. Delivery MAPCs, basket size and order frequency grew 2% YoY, 1% YoY and 4% YoY respectively, and were up QoQ. Active merchants grew 8% YoY to exceed 890K in Q4. Globally, active couriers grew 5% YoY, and grew 10% YoY in the U.S.
•US Grocery expansion: Announced new and expanded grocery partnerships: Food Bazaar in the New York metro-area, and the expansion of our partnership with Grocery Outlet, including roughly 300 new locations across New Jersey, Maryland and Pennsylvania. In addition, launched partnership with US grocer Meijer across nearly 250 Midwest locations.
•UK Gopuff launch: Announced a new partnership with quick commerce business Gopuff to offer their range of alcohol, snacks, and groceries on the Uber Eats platform across 14 cities in the UK. This partnership marks the first time Gopuff has worked with a food delivery app in the UK.
•Uber Direct momentum: Launched Uber Direct in Japan with our first two partners in the market: Rakuten Mobile, a telecommunications company under the Rakuten Group, and Sushiro, one of Japan’s leading sushi restaurant chains. In addition, partnered with Walgreens in the US to help power their new round-the-clock delivery services.
•Visa partnership: Announced a new program with Visa, designed to support small-and medium-sized businesses in their transition to green and sustainable packaging solutions.

Freight
•Volvo autonomous partnership: Announced a partnership with Volvo Autonomous Solutions (V.A.S.) to deploy Volvo’s autonomous transport solution on the Uber Freight network, beginning in 2023. Following the partnerships with Waymo and Aurora, Uber Freight is building the most extensive AV network in the industry.
Webcast and conference call information
A live audio webcast of our fourth quarter and year ended December 31, 2022 earnings release call will be available at https://investor.uber.com/, along with the earnings press release and slide presentation. The call begins on February 8, 2023 at 5:00 AM (PT) / 8:00 AM (ET). This press release, including the reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, is also available on that site.
We also provide announcements regarding our financial performance and other matters, including SEC filings, investor events, press and earnings releases, on our investor relations website (https://investor.uber.com/), and our blogs (https://uber.com/blog) and Twitter accounts (@uber and @dkhos), as a means of disclosing material information and complying with our disclosure obligations under Regulation FD.
About Uber
Uber’s mission is to create opportunity through movement. We started in 2010 to solve a simple problem: how do you get access to a ride at the touch of a button? More than 37 billion trips later, we're building products to get people closer to where they want to be. By changing how people, food, and things move through cities, Uber is a platform that opens up the world to new possibilities.
Forward-Looking Statements
This press release contains forward-looking statements regarding our future business expectations which involve risks and uncertainties. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “hope,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or similar expressions and the negatives of those terms. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These risks, uncertainties and other factors relate to, among others: competition, managing our growth and corporate culture, financial performance, investments in new products or offerings, our ability to attract drivers, consumers and other partners to our platform, our brand and reputation, other legal and regulatory developments, particularly with respect to our relationships with drivers and couriers and the impact of the global economy, including rising inflation and interest rates. For additional information on other potential risks and uncertainties that could cause actual results to differ from the results predicted, please see our most recent quarterly report on Form 10-Q for the quarter ended September 30, 2022 and subsequent annual reports, quarterly reports and other filings filed with the Securities and Exchange Commission from time to time. All information provided in this release and in the attachments is as of the date of this press release and any forward-looking statements contained herein are based on assumptions that we believe to be reasonable as of this date. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.
Non-GAAP Financial Measures
To supplement our financial information, which is prepared and presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”), we use the following non-GAAP financial measures: Adjusted EBITDA; Free cash flow; Free cash flow, excluding HMRC VAT claims settlement; Non-GAAP Costs and Operating Expenses as well as, revenue growth rates in constant currency. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. We use these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our recurring core business operating results.
We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to our historical performance. We believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) they are used by our institutional investors and the analyst community to help them analyze the health of our business.
There are a number of limitations related to the use of non-GAAP financial measures. In light of these limitations, we provide specific information regarding the GAAP amounts excluded from these non-GAAP financial measures and evaluating these non-GAAP financial measures together with their relevant financial measures in accordance with GAAP.

For more information on these non-GAAP financial measures, please see the sections titled “Key Terms for Our Key Metrics and Non-GAAP Financial Measures,” “Definitions of Non-GAAP Measures” and “Reconciliations of Non-GAAP Measures” included at the end of this release. In regards to forward looking non-GAAP guidance, we are not able to reconcile the forward-looking non-GAAP Adjusted EBITDA measure to the closest corresponding GAAP measure without unreasonable efforts because we are unable to predict the ultimate outcome of certain significant items. These items include, but are not limited to, significant legal settlements, unrealized gains and losses on equity investments, tax and regulatory reserve changes, restructuring costs and acquisition and financing related impacts.
Contacts
Investors and analysts: investor@uber.com
Media: press@uber.com

UBER TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	As of December 31,
	2021	2022
Assets
Cash and cash equivalents	$4,295	$4,208
Short-term investments	—	103
Restricted cash and cash equivalents	631	680
Accounts receivable, net	2,439	2,779
Prepaid expenses and other current assets	1,454	1,479
Total current assets	8,819	9,249
Restricted cash and cash equivalents	2,879	1,789
Restricted investments	—	1,614
Investments	11,806	4,401
Equity method investments	800	870
Property and equipment, net	1,853	2,082
Operating lease right-of-use assets	1,388	1,449
Intangible assets, net	2,412	1,874
Goodwill	8,420	8,263
Other assets	397	518
Total assets	$38,774	$32,109
Liabilities, redeemable non-controlling interests and equity
Accounts payable	$860	$728
Short-term insurance reserves	1,442	1,692
Operating lease liabilities, current	185	201
Accrued and other current liabilities	6,537	6,232
Total current liabilities	9,024	8,853
Long-term insurance reserves	2,546	3,028
Long-term debt, net of current portion	9,276	9,265
Operating lease liabilities, non-current	1,644	1,673
Other long-term liabilities	935	786
Total liabilities	23,425	23,605
Redeemable non-controlling interests	204	430
Equity
Common stock	—	—
Additional paid-in capital	38,608	40,550
Accumulated other comprehensive loss	(524)	(443)
Accumulated deficit	(23,626)	(32,767)
Total Uber Technologies, Inc. stockholders' equity	14,458	7,340
Non-redeemable non-controlling interests	687	734
Total equity	15,145	8,074
Total liabilities, redeemable non-controlling interests and equity	$38,774	$32,109

UBER TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share amounts which are reflected in thousands, and per share amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2022	2021	2022
Revenue	$5,778	$8,607	$17,455	$31,877
Costs and expenses
Cost of revenue, exclusive of depreciation and amortization shown separately below	3,104	5,307	9,351	19,659
Operations and support	547	605	1,877	2,413
Sales and marketing	1,262	1,122	4,789	4,756
Research and development	558	747	2,054	2,798
General and administrative	611	745	2,316	3,136
Depreciation and amortization	246	223	902	947
Total costs and expenses	6,328	8,749	21,289	33,709
Loss from operations	(550)	(142)	(3,834)	(1,832)
Interest expense	(130)	(151)	(483)	(565)
Other income (expense), net	1,471	767	3,292	(7,029)
Income (loss) before income taxes and income (loss) from equity method investments	791	474	(1,025)	(9,426)
Provision for (benefit from) income taxes	(97)	(84)	(492)	(181)
Income (loss) from equity method investments	(9)	42	(37)	107
Net income (loss) including non-controlling interests	879	600	(570)	(9,138)
Less: net income (loss) attributable to non-controlling interests, net of tax	(13)	5	(74)	3
Net income (loss) attributable to Uber Technologies, Inc.	$892	$595	$(496)	$(9,141)
Net income (loss) per share attributable to Uber Technologies, Inc. common stockholders:
Basic	$0.46	$0.30	$(0.26)	$(4.64)
Diluted	$0.44	$0.29	$(0.29)	$(4.65)
Weighted-average shares used to compute net income (loss) per share attributable to common stockholders:
Basic	1,936,736	1,994,800	1,892,546	1,972,131
Diluted	2,005,591	2,060,575	1,895,519	1,974,928

UBER TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2022	2021	2022
Cash flows from operating activities
Net income (loss) including non-controlling interests	$879	$600	$(570)	$(9,138)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	246	223	902	947
Bad debt expense	34	38	109	114
Stock-based compensation	334	482	1,168	1,793
Gain from sale of investments	(242)	—	(413)	—
Gain on business divestitures, net	—	—	(1,684)	(14)
Deferred income taxes	(210)	(190)	(692)	(441)
Impairments of goodwill, long-lived assets and other assets	100	13	116	28
Impairment of equity method investment	—	—	—	182
Loss (income) from equity method investments, net	9	(42)	37	(107)
Unrealized (gain) loss on debt and equity securities, net	(1,198)	(752)	(1,142)	7,045
Revaluation of MLU B.V. call option	—	(11)	—	(191)
Unrealized foreign currency transactions	26	71	38	96
Other	(46)	(12)	4	(7)
Change in assets and liabilities, net of impact of business acquisitions and disposals:
Accounts receivable	(243)	(323)	(597)	(542)
Prepaid expenses and other assets	(7)	(139)	(236)	(196)
Collateral held by insurer	—	—	860	—
Operating lease right-of-use assets	49	51	165	193
Accounts payable	19	(53)	90	(133)
Accrued insurance reserves	26	251	516	736
Accrued expenses and other liabilities	177	(405)	1,068	492
Operating lease liabilities	(60)	(46)	(184)	(215)
Net cash provided by (used in) operating activities	(107)	(244)	(445)	642
Cash flows from investing activities
Purchases of property and equipment	(80)	(59)	(298)	(252)
Purchases of non-marketable equity securities	(125)	—	(982)	(14)
Purchases of marketable securities	—	(1,708)	(1,113)	(1,708)
Proceeds from maturities and sales of marketable securities	—	—	2,291	376
Proceeds from sale of non-marketable equity securities	—	—	500	—
Proceeds from sale of equity method investments and grant of related call option	200	—	1,000	—
Proceeds from business divestiture, net of cash divested	—	—	—	26
Acquisition of businesses, net of cash acquired	(2,203)	—	(2,314)	(59)
Purchase of notes receivables	(55)	—	(297)	—
Other investing activities	(5)	(2)	12	(6)
Net cash used in investing activities	(2,268)	(1,769)	(1,201)	(1,637)

Cash flows from financing activities
Proceeds from issuance and sale of subsidiary stock units	550	—	675	255
Proceeds from the issuance of common stock under the Employee Stock Purchase Plan	40	33	107	92
Issuance of term loan and notes, net of issuance costs	—	—	1,484	—
Principal repayment on term loan and notes	(27)	—	(27)	—
Principal repayment on Careem Notes	(113)	(80)	(307)	(80)
Principal payments on finance leases	(60)	(37)	(226)	(184)
Other financing activities	24	(5)	74	(68)
Net cash provided by (used in) financing activities	414	(89)	1,780	15
Effect of exchange rate changes on cash and cash equivalents, and restricted cash and cash equivalents	(24)	145	(69)	(148)
Net increase (decrease) in cash and cash equivalents, and restricted cash and cash equivalents	(1,985)	(1,957)	65	(1,128)
Cash and cash equivalents, and restricted cash and cash equivalents
Beginning of period	9,790	8,634	7,391	7,805
Reclassification from assets held for sale during the period	—	—	349	—
End of period	$7,805	$6,677	$7,805	$6,677
Other Income (Expense), Net
The following table presents other income (expense), net (in millions):

	Three Months Ended December 31,		Year Ended December 31,
	2021	2022	2021	2022

	(Unaudited)
Interest income	$9	$73	$37	$139
Foreign currency exchange gains (losses), net	(29)	(71)	(67)	(147)
Gain on business divestitures, net (1)	—	—	1,684	14
Gain from sale of investments (2)	242	—	413	—
Unrealized gain (loss) on debt and equity securities, net (3)	1,198	752	1,142	(7,045)
Impairment of equity method investment (4)	—	—	—	(182)
Revaluation of MLU B.V. call option (5)	—	11	—	191
Other, net	51	2	83	1
Other income (expense), net	$1,471	$767	$3,292	$(7,029)
(1) During the year ended December 31, 2021, gain on business divestitures, net, represented a $1.6 billion gain on the sale of our ATG business to Aurora recognized in the first quarter of 2021.
(2) During the year ended December 31, 2021, gain from sale of investments primarily represented a $348 million gain recognized from the sale of our equity interests in MLU B.V. to Yandex, of which $242 million was recognized in the fourth quarter of 2021.
(3) During the three months ended December 31, 2021, unrealized gain (loss) on debt and equity securities, net primarily represented a $1.6 billion unrealized gain on our Grab investments, a $1.0 billion unrealized gain on our Aurora investments, partially offset by a $1.3 billion unrealized loss on our Didi investment.
During the year ended December 31, 2021, unrealized gain (loss) on debt and equity securities, net primarily represented a $1.6 billion net unrealized gain on our Grab investment, a $1.6 billion unrealized gain on our Aurora investments and a $991 million unrealized gain on our Zomato investment, partially offset by a $3.0 billion unrealized loss on our Didi investment.
During the three months ended December 31, 2022, unrealized gain (loss) on debt and equity securities, net, primarily represented a $773 million unrealized gain on our Didi investment, a $316 million unrealized gain on our Grab investment, partially offset by a $301 million unrealized loss on our Aurora investments.

During the year ended December 31, 2022, unrealized gain (loss) on debt and equity securities, net primarily represented a $3.0 billion net unrealized loss on our Aurora investments, a $2.1 billion net unrealized loss on our Grab investment, a $1.0 billion net unrealized loss on our Didi investment, a $747 million change of fair value on our Zomato investment, as well as a $142 million net unrealized loss on our other investments in securities accounted for under the fair value option.
(4) During the year ended December 31, 2022, impairment of equity method investment represents a $182 million impairment loss recorded on our MLU B.V. equity method investment.
(5) During the year ended December 31, 2022, revaluation of MLU B.V. call option represents a $191 million net gain for the change in fair value of the call option granted to Yandex (“MLU B.V. Call Option”).
Stock-Based Compensation Expense
The following table summarizes total stock-based compensation expense by function (in millions):

	Three Months Ended December 31,		Year Ended December 31,
	2021	2022	2021	2022

	(Unaudited)
Operations and support	$31	$40	$139	$154
Sales and marketing	24	26	83	102
Research and development	180	295	614	1,060
General and administrative	99	121	332	477
Total	$334	$482	$1,168	$1,793
Key Terms for Our Key Metrics and Non-GAAP Financial Measures
Adjusted EBITDA. Adjusted EBITDA is a Non-GAAP measure. We define Adjusted EBITDA as net income (loss), excluding (i) income (loss) from discontinued operations, net of income taxes, (ii) net income (loss) attributable to non-controlling interests, net of tax, (iii) provision for (benefit from) income taxes, (iv) income (loss) from equity method investments, (v) interest expense, (vi) other income (expense), net, (vii) depreciation and amortization, (viii) stock-based compensation expense, (ix) certain legal, tax, and regulatory reserve changes and settlements, (x) goodwill and asset impairments/loss on sale of assets, (xi) acquisition, financing and divestitures related expenses, (xii) restructuring and related charges and (xiii) other items not indicative of our ongoing operating performance, including COVID-19 response initiatives related payments for financial assistance to Drivers personally impacted by COVID-19, the cost of personal protective equipment distributed to Drivers, Driver reimbursement for their cost of purchasing personal protective equipment, the costs related to free rides and food deliveries to healthcare workers, seniors, and others in need as well as charitable donations. Our board and management find the exclusion of the impact of these COVID-19 response initiatives from Adjusted EBITDA to be useful because it allows us and our investors to assess the impact of these response initiatives on our results of operations.
Adjusted EBITDA margin. We define Adjusted EBITDA margin as Adjusted EBITDA as a percentage of Gross Bookings. We define incremental margin as the change in Adjusted EBITDA between periods divided by the change in Gross Bookings between periods.
COVID-19 response initiatives. To support those whose earning opportunities have been depressed as a result of COVID-19, as well as communities hit hard by COVID-19, we implemented several initiatives, including, in particular, payments for financial assistance to Drivers personally impacted by COVID-19, the cost of personal protective equipment distributed to Drivers, Driver reimbursement for their cost of purchasing personal protective equipment, the costs related to free rides and food deliveries to healthcare workers, seniors, and others in need as well as charitable donations. The payments for financial assistance to Drivers personally impacted by COVID-19 and Driver reimbursement for their cost of purchasing personal protective equipment are recorded as a reduction to revenue. The cost of personal protective equipment distributed to Drivers, the costs related to free rides and food deliveries to healthcare workers, seniors, and others in need as well as charitable donations are recorded as an expense in our costs and expenses.
Driver(s). The term Driver collectively refers to independent providers of ride or delivery services who use our platform to provide Mobility or Delivery services, or both.
Driver or restaurant earnings. Driver or restaurant earnings refer to the net portion of the fare or the net portion of the order value that a Driver or a restaurant retains, respectively.
Driver incentives. Driver incentives refer to payments that we make to Drivers, which are separate from and in addition to the Driver’s portion of the fare paid by the consumer after we retain our service fee to Drivers. For example, Driver incentives could include payments we make to Drivers should they choose to take advantage of an incentive offer and complete a consecutive number of trips or a cumulative number of trips on the platform over a defined period of time. Driver incentives are recorded as a reduction of revenue or cost of revenue, exclusive of depreciation and amortization.

Free cash flow. Free cash flow is a Non-GAAP measure. We define free cash flow as net cash flows from operating activities less capital expenditures.
Free cash flow, excluding HMRC VAT claims settlement. Free cash flow, excluding HMRC VAT claims settlement, is a Non-GAAP measure. We define Free cash flow, excluding HMRC VAT claims settlement as free cash flow excluding the Q4 2022 impact of the cash outflow of approximately $733 million (GBP 613 million) related to the settlement of outstanding HMRC VAT claims for periods prior to our UK business model change on March 14, 2022.
Gross Bookings. We define Gross Bookings as the total dollar value, including any applicable taxes, tolls, and fees, of: Mobility rides; Delivery orders (in each case without any adjustment for consumer discounts and refunds); Driver and Merchant earnings; Driver incentives and Freight Revenue. Gross Bookings do not include tips earned by Drivers.
Monthly Active Platform Consumers (“MAPCs”). We define MAPCs as the number of unique consumers who completed a Mobility or New Mobility ride or received a Delivery order on our platform at least once in a given month, averaged over each month in the quarter. While a unique consumer can use multiple product offerings on our platform in a given month, that unique consumer is counted as only one MAPC.
Segment Adjusted EBITDA. We define each segment’s Adjusted EBITDA as segment revenue less the following direct costs and expenses of that segment: (i) cost of revenue, exclusive of depreciation and amortization; (ii) operations and support; (iii) sales and marketing; (iv) research and development; and (v) general and administrative. Segment Adjusted EBITDA also reflects any applicable exclusions from Adjusted EBITDA.
Segment Adjusted EBITDA margin. We define each segment’s Adjusted EBITDA margin as the segment Adjusted EBITDA as a percentage of segment Gross Bookings.
Take Rate. We define Take Rate as revenue as a percentage of Gross Bookings.
Trips. We define Trips as the number of completed consumer Mobility or New Mobility rides and Delivery orders in a given period. For example, an UberX Share ride with three paying consumers represents three unique Trips, whereas an UberX ride with three passengers represents one Trip.
Definitions of Non-GAAP Measures
We collect and analyze operating and financial data to evaluate the health of our business and assess our performance. In addition to revenue, net income (loss), income (loss) from operations, and other results under GAAP, we use: Adjusted EBITDA; Free cash flow; Free cash flow, excluding HMRC VAT claims settlement; Non-GAAP Costs and Operating Expenses; as well as, revenue growth rates in constant currency, which are described below, to evaluate our business. We have included these non-GAAP financial measures because they are key measures used by our management to evaluate our operating performance. Accordingly, we believe that these non-GAAP financial measures provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management team and board of directors. Our calculation of these non-GAAP financial measures may differ from similarly-titled non-GAAP measures, if any, reported by our peer companies. These non-GAAP financial measures should not be considered in isolation from, or as substitutes for, financial information prepared in accordance with GAAP.
Adjusted EBITDA
We define Adjusted EBITDA as net income (loss), excluding (i) income (loss) from discontinued operations, net of income taxes, (ii) net income (loss) attributable to non-controlling interests, net of tax, (iii) provision for (benefit from) income taxes, (iv) income (loss) from equity method investments, (v) interest expense, (vi) other income (expense), net, (vii) depreciation and amortization, (viii) stock-based compensation expense, (ix) certain legal, tax, and regulatory reserve changes and settlements, (x) goodwill and asset impairments/loss on sale of assets, (xi) acquisition, financing and divestitures related expenses, (xii) restructuring and related charges and (xiii) other items not indicative of our ongoing operating performance, including COVID-19 response initiatives related payments for financial assistance to Drivers personally impacted by COVID-19, the cost of personal protective equipment distributed to Drivers, Driver reimbursement for their cost of purchasing personal protective equipment, the costs related to free rides and food deliveries to healthcare workers, seniors, and others in need as well as charitable donations.
We have included Adjusted EBITDA because it is a key measure used by our management team to evaluate our operating performance, generate future operating plans, and make strategic decisions, including those relating to operating expenses. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management team and board of directors. In addition, it provides a useful measure for period-to-period comparisons of our business, as it removes the effect of certain non-cash expenses and certain variable charges. To help our board, management and investors assess the impact of COVID-19 on our results of operations, we are excluding the impacts of COVID-19 response initiatives related payments for financial assistance to Drivers personally impacted by COVID-19, the cost of personal protective equipment distributed to Drivers, Driver reimbursement for their cost of purchasing personal protective equipment, the costs related to free rides and food deliveries to healthcare workers, seniors, and others in need as well as charitable donations from Adjusted EBITDA. Our board and management find the exclusion of the impact of these COVID-19 response initiatives from Adjusted EBITDA to be useful because it allows us and our investors to assess the impact of these response initiatives on our results of operations.
Adjusted EBITDA has limitations as a financial measure, should be considered as supplemental in nature, and is not meant as a substitute for the related financial information prepared in accordance with GAAP. These limitations include the following:
•Adjusted EBITDA excludes certain recurring, non-cash charges, such as depreciation of property and equipment and amortization of intangible assets, and although these are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect all cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
•Adjusted EBITDA excludes stock-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense in our business and an important part of our compensation strategy;
•Adjusted EBITDA excludes certain restructuring and related charges, part of which may be settled in cash;
•Adjusted EBITDA excludes other items not indicative of our ongoing operating performance, including COVID-19 response initiatives related payments for financial assistance to Drivers personally impacted by COVID-19, the cost of personal protective equipment distributed to Drivers, Driver reimbursement for their cost of purchasing personal protective equipment, the costs related to free rides and food deliveries to healthcare workers, seniors, and others in need as well as charitable donations;
•Adjusted EBITDA does not reflect period to period changes in taxes, income tax expense or the cash necessary to pay income taxes;
•Adjusted EBITDA does not reflect the components of other income (expense), net, which primarily includes: interest income; foreign currency exchange gains (losses), net; gain (loss) on business divestitures, net; unrealized gain (loss) on debt and equity securities, net; and impairment of debt and equity securities; and
•Adjusted EBITDA excludes certain legal, tax, and regulatory reserve changes and settlements that may reduce cash available to us.
Constant Currency
We compare the percent change in our current period results from the corresponding prior period using constant currency disclosure. We present constant currency growth rate information to provide a framework for assessing how our underlying revenue performed excluding the effect of foreign currency rate fluctuations. We calculate constant currency by translating our current period financial results using the corresponding prior period’s monthly exchange rates for our transacted currencies other than the U.S. dollar.
Free Cash Flow
We define free cash flow as net cash flows from operating activities less capital expenditures.
Free cash flow, excluding HMRC VAT claims settlement
We define Free cash flow, excluding HMRC VAT claims settlement as free cash flow excluding the Q4 2022 impact of the cash outflow of approximately $733 million (GBP 613 million) related to the settlement of outstanding HMRC VAT claims for periods prior to our UK business model change on March 14, 2022.
Non-GAAP Costs and Operating Expenses
Costs and operating expenses are defined as: cost of revenue, exclusive of depreciation and amortization; operations and support; sales and marketing; research and development; and general and administrative expenses. We define Non-GAAP costs and operating expenses as costs and operating expenses excluding: (i) stock-based compensation expense, (ii) certain legal, tax, and regulatory reserve changes and settlements, (iii) goodwill and asset impairments/loss on sale of assets, (iv) certain acquisition, financing and divestiture related expenses, (v) restructuring and related charges and (vi) other items not indicative of our ongoing operating performance, including COVID-19 response initiative related payments for financial assistance to Drivers personally impacted by COVID-19, the cost of personal protective equipment distributed to Drivers, Driver reimbursement for their cost of purchasing personal protective equipment, the costs related to free rides and food deliveries to healthcare workers, seniors, and others in need as well as charitable donations.

Reconciliations of Non-GAAP Measures
Adjusted EBITDA
The following table presents reconciliations of Adjusted EBITDA to the most directly comparable GAAP financial measure for each of the periods indicated.

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2021	2022	2021	2022

Adjusted EBITDA reconciliation:
Net income (loss) attributable to Uber Technologies, Inc.	$892	$595	$(496)	$(9,141)
Add (deduct):
Net income (loss) attributable to non-controlling interests, net of tax	(13)	5	(74)	3
Provision for (benefit from) income taxes	(97)	(84)	(492)	(181)
(Income) loss from equity method investments	9	(42)	37	(107)
Interest expense	130	151	483	565
Other (income) expense, net	(1,471)	(767)	(3,292)	7,029
Depreciation and amortization	246	223	902	947
Stock-based compensation expense	334	482	1,168	1,793
Legal, tax, and regulatory reserve changes and settlements	(67)	81	526	732
Goodwill and asset impairments/loss on sale of assets	100	8	157	25
Acquisition, financing and divestitures related expenses	17	7	102	46
Accelerated lease costs related to cease-use of ROU assets	3	6	5	6
COVID-19 response initiatives	3	—	54	1
Loss on lease arrangement, net	—	—	—	7
Restructuring and related charges, net	—	—	—	2
Legacy auto insurance transfer	—	—	103	—
Mass arbitration fees, net	—	—	43	(14)
Adjusted EBITDA	$86	$665	$(774)	$1,713
Free Cash Flow and Free Cash Flow, Excluding HMRC VAT Claims Settlement
The following table presents reconciliations of free cash flow and free cash flow, excluding HMRC VAT claims settlement to the most directly comparable GAAP financial measure for each of the periods indicated.

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2021	2022	2021	2022
Free cash flow reconciliation:
Net cash provided by (used in) operating activities	$(107)	$(244)	$(445)	$642
Purchases of property and equipment	(80)	(59)	(298)	(252)
Free cash flow	(187)	(303)	(743)	390
Free cash flow, excluding HMRC VAT claims settlement:
Add: HMRC VAT claims settlement	—	733	—	733
Free cash flow, excluding HMRC VAT claims settlement	$(187)	$430	$(743)	$1,123

Non-GAAP Costs and Operating Expenses
The following tables present reconciliations of Non-GAAP costs and operating expenses to the most directly comparable GAAP financial measure for each of the periods indicated.

	Three Months Ended
(In millions)	December 31, 2021	September 30, 2022	December 31, 2022
Non-GAAP Cost of revenue exclusive of depreciation and amortization reconciliation:
GAAP Cost of revenue exclusive of depreciation and amortization	$3,104	$5,173	$5,307
COVID-19 response initiatives	(1)	—	—
Acquisition, financing and divestitures related expenses	4	(5)	—
Non-GAAP Cost of revenue exclusive of depreciation and amortization	$3,107	$5,168	$5,307

	Three Months Ended
(In millions)	December 31, 2021	September 30, 2022	December 31, 2022
Non-GAAP Operating Expenses
Non-GAAP Operations and support reconciliation:
GAAP Operations and support	$547	$617	$605
Goodwill and asset impairments/loss on sale of assets	(4)	—	—
Acquisition, financing and divestitures related expenses	(3)	—	(1)
Stock-based compensation expense	(31)	(41)	(40)
Non-GAAP Operations and support	$509	$576	$564

Non-GAAP Sales and marketing reconciliation:
GAAP Sales and marketing	$1,262	$1,153	$1,122
Stock-based compensation expense	(24)	(26)	(26)
Non-GAAP Sales and marketing	$1,238	$1,127	$1,096

Non-GAAP Research and development reconciliation:
GAAP Research and development	$558	$760	$747
Acquisition, financing and divestitures related expenses	(1)	—	—
Goodwill and asset impairments/loss on sale of assets	(10)	—	—
Stock-based compensation expense	(180)	(292)	(295)
Non-GAAP Research and development	$367	$468	$452

Non-GAAP General and administrative reconciliation:
GAAP General and administrative	$611	$908	$745
Legal, tax, and regulatory reserve changes and settlements	67	(283)	(81)
Goodwill and asset impairments/loss on sale of assets	(86)	—	(8)
Acquisition, financing and divestitures related expenses	(17)	(14)	(6)
Accelerated lease costs related to cease-use of ROU assets	(3)	—	(6)
Stock-based compensation expense	(99)	(123)	(121)
Non-GAAP General and administrative	$473	$488	$523